EXHIBIT 1.1

EXECUTION COPY

Administrative Services Agreement

This Agreement (the “Agreement”) between Plains All American GP LLC., a Delaware limited liability company (“PAA GP”), and Vulcan Energy Corporation, a Delaware corporation (“VEC”), is entered into this 14th day of October, 2005, to be effective as of September 1, 2005 (the “Effective Date”).  PAA GP and VEC are sometimes individually referred to as a “Party” and are sometimes referred to collectively as the “Parties”.

WHEREAS, VEC desires to engage PAA GP to provide certain administrative services to VEC and PAA GP agrees to so provide such services to VEC on the terms and conditions set forth herein; and

WHEREAS, the parties hereto acknowledge that PAA GP is entering into this agreement in order to enable better coordination of otherwise inter-linking activities between PAA GP and VEC and, in so doing, to generate a reasonable profit in excess of its actual allocated time and costs, which profit is intended to be the difference between costs previously being incurred by VEC to administer these same activities.

NOW THEREFORE, for and in consideration of the mutual premises, terms, and covenants contained herein and for other good and valuable consideration, the Parties agree as follows:

1.             Provision of Services

PAA GP hereby agrees to furnish to VEC the services set forth on Schedule A (each a “Service” and collectively, the “Services”) and VEC agrees to compensate PAA GP for the Services and reimburse PAA GP for related expenses, in each case on the terms and conditions set forth in this Agreement.  VEC owns no direct or indirect interest in Calumet Florida LLC and, for the avoidance of doubt, PAA GP shall not be required to provide any Services with respect to Calumet Florida LLC.

2.             Cost of Services

(a) VEC shall pay to PAA GP, on or before the 15th day of each month for the Services provided in the preceding month an administrative services fee of $54,166.67 (the “Administrative Fee”).  In addition to the monthly Administrative Fee, VEC shall reimburse PAA GP on or before the 15th day of each month for all External Expenses associated with the provision of Services in the preceding month. “External Expenses” shall mean the actual documented fees, costs and expenses of unaffiliated third parties incurred in connection with the provision of the Services in accordance with Section 6(a)(8).  VEC shall also pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the Services provided to VEC hereunder.  Any failure by VEC to pay or reimburse PAA GP for the Administrative Fee or External Expenses within fifteen days of the due date shall constitute a “Payment Default” hereunder.

(b) The Parties will meet at least annually to consider in good faith an upward adjustment to the Administrative Fee giving due consideration to PAA GP’s cost of providing the Services and VEC’s cost savings associated with outsourcing the Services.  In addition, in the event that any new Legal Requirements (as defined below) applicable to the provision of the Services or accounting pronouncements applicable to VEC are adopted or existing Legal Requirements or accounting pronouncements are amended and such adoption or amendment results in increased internal costs associated with PAA GP’s provision of the Services, the Parties shall promptly meet to negotiate in good faith an upward adjustment to the Administrative Fee.

3.             Services Standard

PAA GP will use its commercially reasonable efforts to provide the services of appropriately skilled and experienced persons in the performance of the Services during the term of this Agreement.  PAA GP agrees to provide the Services with such care as would not constitute gross negligence, willful misconduct or actual fraud.  The Services shall be substantially identical in nature and quality to the services of such type provided by PAA GP with respect to the business, properties and assets of Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), and its subsidiaries.  In performing the Services, PAA GP will take reasonable actions to comply with all federal, state, county and municipal Laws, rules, regulations, ordinances, orders and other legally-enforceable requirements (“Legal Requirements”) applicable to the provision of the Services.

4.             VEC Agreements

(a) VEC shall give prior written notice to PAA GP of any event that would cause the representations of VEC in clauses (b) or (c) of Section 19 to become untrue.

(b) VEC shall maintain in full force and effect the insurance policy described on Schedule B, or a reasonably comparable policy to the extent available on commercially reasonable terms.

5.             Appointment of Officers; Employees

(a) As of the Effective Date, VEC shall appoint the employees of PAA GP listed on Schedule C to the officer positions indicated on Schedule C (the “Designated Officers”).  VEC shall also appoint an Assistant Secretary who resides in the Seattle, Washington area. The Board of Directors of VEC shall have the right to remove any Designated Officer with or without cause.  In the event of any vacancy in any office indicated on Schedule C, whether by death, disability, resignation, removal or otherwise, PAA GP shall designate another PAA GP Employee to fill such vacancy, subject to the approval of the Board of Directors of VEC.  The Parties agree that these appointments are for administrative efficiency.  The Designated Officers shall have no policy or decision-making authority with respect to VEC’s business or operations and, except as necessary to

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perform the Services or in accordance with Section 6(a), no authority whatsoever.  In their capacities as such, the Designated Officers shall at all times be subject to such rules, regulations, policies, directions, and restrictions as the Board of Directors of VEC may from time to time establish for senior executive officers of VEC.

(b) All PAA GP personnel providing Services (the “PAA GP Employees”), including those referred to in Section 5(a), shall be employed by or under contract with PAA GP or its subsidiaries and, except to the extent contemplated in Section 5(a), no PAA GP Employee shall be deemed to be an agent or employee of VEC.  The working hours, rates of compensation and all other matters relating to the employment of the PAA GP Employees shall be determined solely by PAA GP, and PAA GP will be responsible for paying the salary, wages and benefits, including workers’ compensation insurance and unemployment insurance, of the PAA GP Employees and meeting all governmental liabilities with respect to such employees.  PAA GP shall, at all times during the term hereof, be deemed to have full supervision and control over the PAA GP Employees.  PAA shall cause each Designated Officer to comply with this Agreement.

(c) Subject to applicable Law, if VEC has a reasonable and substantiated complaint with respect to the performance of any PAA GP Employee, VEC may give written notice to PAA GP identifying the PAA GP Employee and describing the complaint in reasonable detail and PAA GP shall endeavor to identify a different PAA Employee to perform the relevant Service.

6.             Limitation on Powers and Duties

(a) Notwithstanding anything in this Agreement to the contrary, without prior written approval of the Chairman of the Board of Directors of VEC (which approval may be via email or facsimile), none of PAA GP, any Designated Officer or any PAA GP Employee shall:

1.             in the name or on behalf of VEC or any of its subsidiaries, terminate or execute or deliver any material amendments to or waivers of any credit agreement or other material agreement, including the PAA GP LLC Agreement and the Partnership Agreement, to which VEC or any of its subsidiaries is or becomes a party;

2.             initiate any claim or lawsuit by VEC or any of its subsidiaries or compromise any claim or lawsuit brought by or against VEC or any of its subsidiaries;

3.             amend, change or modify this Agreement;

4.             dispose of any material assets of VEC or any of its subsidiaries, including any interest in PAA GP or the Partnership, whether by sale, pledge, hypothecation or otherwise, or enter into any agreement to do the same (other than in connection with existing credit arrangements or other credit arrangements otherwise approved hereunder);

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5.             commence or cause any Person to commence any bankruptcy, reorganization, arrangement, insolvency, or receivership proceeding under the laws of the United States of America or any other country, state or province, on behalf of VEC or any of its subsidiaries;

6.             on behalf of and for the account of VEC or any of its subsidiaries, enter into a new engagement with legal counsel, accounting firms, or auditors and other professional consultants with respect to any matter requiring a material amount of consulting fees;

7.             make or change any material Tax election with any Governmental Authority;

8.             incur any expenses or obligations for the account or on behalf of VEC or any of its subsidiaries, including by committing the credit of VEC or any of its subsidiaries, in an amount exceeding $200,000 in the aggregate in any fiscal year; provided that the restriction in this clause 8 shall not apply with respect to the fees and expenses of outside legal counsel, outside auditors or outside tax consultants; or

9.             take any other action which requires the approval of the Board of Directors or stockholders of VEC, as provided in the certificate of incorporation or bylaws of VEC or the Stockholders’ Agreement.

(b) For the avoidance of doubt, the Designated Officers shall have no authority or responsibility (unless specifically delegated by the Board of Directors of VEC) with respect to any strategic matters relating to VEC’s or any of its subsidiaries’ investment in or relationship with any of PAA GP, Plains AAP, L.P. or the Partnership, including any determinations regarding (i) any vote or consent of any equity or other interest in any such entity, (ii) any designation of any director of PAA GP, (iii) the exercise or waiver of any right of VEC or any of its subsidiaries under any of the constituent documents of PAA GP, Plains AAP, L.P. or the Partnership, or (iv) the exercise or waiver of any right of VEC or any of its subsidiaries under any agreement or arrangement with PAA GP, Plains AAP, L.P. or the Partnership.

(c) The Designated Officers shall not be required to, and the Designated Officers shall not, provide VEC with any information of or regarding PAA GP, Plains AAP, L.P. or the Partnership that VEC is not entitled to receive pursuant to the constituent documents of any of the foregoing, and in any event, no Designated Officer shall provide to VEC under this Agreement any information regarding business opportunities of PAA GP, Plains AAP, L.P. or the Partnership.

7.             Liens

PAA GP shall not permit any Lien to be filed or otherwise imposed on any asset of VEC or any of its subsidiaries as a result of its services or its employment of any Subcontractors for the performance of its services hereunder.  If any Lien is filed as a result of PAA GP’s services or

ADMINISTRATIVE SERVICES AGREEMENT

its employment of any Subcontractors and if PAA GP does not within ninety (90) days of a request by VEC use all reasonable efforts to cause such Lien to be released and discharged, or if at any time thereafter PAA is not contesting such Lien in good faith, VEC shall have the right to pay all sums necessary to obtain such release and discharge and deduct all amounts so paid (plus reasonable attorneys’ fees) from any amount then or thereafter due PAA GP.

8.                                      Transition

(a) During the period beginning on September 1 and ending on October 14, 2005 (the “Transition Period”), VEC shall employ one or more employees.  Thereafter, VEC shall only be entitled to employ John T. Raymond as an employee and James C. Flores as a consultant.  During the Transition Period, VEC shall cause such employee(s) to cooperate with representatives of PAA GP, including the officers designated on Schedule C, to enable representatives of PAA GP to obtain an understanding of the information required to perform the Services contemplated by Schedule A and the location and accessibility of such information.

(b) In addition, during the Transition Period, VEC and PAA GP shall cooperate in effecting an orderly transition of information relating to the Services to be provided under this Agreement to enable PAA GP to perform the Services.

9.                                      Priority of Duties

VEC agrees and acknowledges that the individuals who will perform the Services to VEC pursuant to this Agreement are employees of PAA GP and perform services for PAA GP and its controlled Affiliates.  VEC further acknowledges and agrees that such employees will allocate their time and efforts using reasonable discretion as to relative urgency, importance and priority.

10.                               Conflicts of Interest

(a) Except as expressly set forth in this Agreement and to the fullest extent permitted by law, the PAA GP and its controlled Affiliates, Designated Officers, employees, agents, advisors and other representatives (the “PAA GP Parties”) shall have no duties, liabilities or obligations, including fiduciary duties, to the VEC Parties.

(b) VEC hereby acknowledges and agrees that each Designated Officer is also an officer of PAA GP, and as such has duties to PAA GP and the Partnership and/or their respective equity holders that may conflict with the duties that an officer of VEC would ordinarily have to VEC.  If any such conflict arises, the duties of such Designated Officer to VEC shall be deemed to exclude any duties giving rise to such conflicting matter.

(c) PAA GP shall give VEC prompt written notice of any conflict described in paragraph (b) above, unless PAA GP reasonably believes that VEC is aware of the conflict.

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(d) VEC agrees and acknowledges that conflicts may arise among PAA GP Parties, on the one hand, and VEC and its Affiliates (excluding the PAA GP Parties)(the “VEC Parties”), on the other. If PAA GP reasonably believes that the provision of a specific Service is in conflict with the best interests of a PAA GP Party, then PAA GP shall be entitled to provide written notice of such conflict to VEC, and from and after the provision of such notice, PAA GP shall be entitled to suspend the provision of such Service to VEC, and such suspension shall not constitute a breach of this Agreement and the PAA GP Parties may act in the best interests of the PAA GP Parties with respect to such conflict; provided that (i) the provisions of Section 17 shall apply with respect to such suspended Service as if this Agreement had been terminated and (ii) such suspension shall not affect the obligation of PAA GP to provide any other Service hereunder and (iii) in the event of any such suspension, the Administrative Fee shall be equitably reduced.

11.                               Independent Contractor Status

It is expressly acknowledged by the Parties hereto that PAA GP is an “independent contractor” and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship, or a joint venture or partnership relationship, or to allow any Party to exercise control or direction over the other Party.  Except as required in connection with the performance of the Services (subject to the limitations and restrictions set forth herein), neither PAA GP nor any agent, employee, servant, contractor or subcontractor of PAA GP shall have the authority to bind VEC to any contract or arrangement. Neither VEC nor any of its Affiliates shall be liable for the salary, wages or benefits, including workers’ compensation insurance and unemployment insurance, of any employee, agent, servant, contractor or subcontractors of PAA GP by virtue of this Agreement.

12.                               Disclaimer of Warranties Related to Services

VEC HEREBY ACKNOWLEDGES THAT PAA GP IS NOT IN THE BUSINESS OF PROVIDING THE SERVICES TO THIRD PARTIES. SUBJECT TO THE REQUIREMENT THAT ALL SUPPORT SERVICES BE PROVIDED IN ACCORDANCE WITH THE SERVICES STANDARD DESCRIBED IN SECTION 3 ABOVE, VEC HEREBY EXPRESSLY DISCLAIMS (I) ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE QUALITY OF THE SERVICES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND (II) ANY WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO VEC OR THIRD PARTIES BY PAA GP OR ANY OF THEIR RESPECTIVE AFFILIATES IN CONNECTION WITH THE SERVICES, EXCEPT FOR DOCUMENTATION RELATED TO EXTERNAL EXPENSES.

13.                               Indemnification

(a) IN RESPECT OF THE SERVICES, VEC AGREES TO RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS PAA GP, ITS CONTROLLED

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AFFILIATES, AND ITS AND THEIR OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, AND CONTRACTORS, INCLUDING ANY EMPLOYEES OF PAA GP SERVING AS OFFICERS OF VEC (COLLECTIVELY, THE “PAA GP INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, DAMAGES, DEMANDS, CLAIMS, COSTS (OTHER THAN THE INTERNAL COSTS OF PROVIDING THE SERVICES AND ANY EXTERNAL EXPENSES THAT ARE NOT AUTHORIZED PURSUANT TO SECTION 6(a)(8)) AND EXPENSES (INCLUDING REASONABLE FEES AND EXPENSES OF COUNSEL AND COURT COSTS) (COLLECTIVELY, “LOSSES”) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO (A) THE PERFORMANCE OF THE SERVICES, REGARDLESS OF THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT (OTHER THAN THIS AGREEMENT) OR OTHER FAULT OR RESPONSIBILITY OF THE PAA GP INDEMNIFIED PARTIES OR ANY OTHER PERSON; PROVIDED, HOWEVER, THAT VEC SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY, DEFEND, OR HOLD HARMLESS ANY PAA GP INDEMNIFIED PARTY FOR ANY LOSSES ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF, OR BREACH OF THIS AGREEMENT BY, PAA GP OR ITS AFFILIATES OR SUBCONTRACTORS, (B) ANY BREACH OF A REPRESENTATION OR WARRANTY MADE BY VEC IN THIS AGREEMENT OR (C) ANY BREACH OF ANY COVENANT OR AGREEMENT MADE OR TO BE PERFORMED BY VEC PURSUANT TO THIS AGREEMENT.

(b) PAA GP AGREES TO RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS VEC, ITS CONTROLLED AFFILIATES, AND ITS AND THEIR OFFICERS, DIRECTORS, AGENTS, AND EMPLOYEES (COLLECTIVELY, THE “VEC INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PAA GP OR ITS AFFILIATES OR SUBCONTRACTORS IN RESPECT OF THIS AGREEMENT, (B) ANY BREACH OF A REPRESENTATION OR WARRANTY MADE BY PAA GP IN THIS AGREEMENT OR (C) ANY BREACH OF ANY COVENANT OR AGREEMENT MADE OR TO BE PERFORMED BY PAA GP PURSUANT TO THIS AGREEMENT.

14.          Limitations of Liability

(a) VEC hereby agrees that it shall not be entitled to recover Losses in excess of the Administrative Fee applicable to the period for which Losses are sought, except (i) in the case of an intentional breach of this Agreement by PAA GP or (ii) to the extent of any monetary benefit received by PAA GP or any of its affiliates arising out of or relating to the matter giving rise to such Losses.

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(b) EACH PARTY AGREES THAT IN NO EVENT SHALL THE OTHER PARTY OR ITS CONTROLLED AFFILIATES OR ANY INDEMNIFIED PARTY BE LIABLE FOR INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES IN RESPECT OF THIS AGREEMENT.  EACH PARTY EXPRESSLY WAIVES AND AGREES NOT TO SEEK ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES IN RESPECT OF THIS AGREEMENT, EVEN IF CAUSED BY THE JOINT, CONCURRENT, OR SOLE NEGLIGENCE, STRICT LIABILITY, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR OTHER LEGAL FAULT OF THE PARTY OR OTHER PERSON BENEFITING FROM THIS WAIVER.

15.                               Access and Affirmation

VEC shall afford PAA GP and its representatives access to VEC’s properties, assets, operations and books and records reasonably required by PAA GP in connection with the provision of the Services.  On a quarterly basis (or as otherwise reasonably requested by PAA GP), the Chairman will affirm in writing to PAA GP that, after due inquiry, he is unaware of any items that should have been, but were not, considered in developing the financial statements of VEC.

16.                               Term and Termination

(a)  Unless earlier terminated as provided herein, this Agreement shall become effective on the Effective Date and continue for an initial term of three years (the “Initial Term”).  The Initial Term shall automatically renew for successive one-year periods following the Initial Term unless either Party provides written notice to the other Party of its intention to terminate this Agreement, which notice must be provided at least 90 days prior to the end of the Initial Term or any subsequent one-year period during which the Initial Term has been extended.

(b)  Either Party may terminate this Agreement by providing 30 days’ prior written notice to the other Party at any time during which a Default by the other Party has occurred and is continuing.  For purposes of this Agreement, a “Default” by a Party shall include any material breach of such Party’s obligations under this Agreement, including with respect to VEC, a Payment Default.

(c)  In the event of a VEC Sale, either Party may terminate this Agreement by providing 30 days’ prior written notice to the other Party (which notice may be given as early as 30 days before the consummation of such VEC Sale or at any time after such consummation).  For purposes of this Agreement, a “VEC Sale” shall mean the sale or other transfer of all or substantially all of the assets or capital stock of VEC in a single transaction or series of related transactions, whether by merger or otherwise.

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17.          Successor Service Provider

(a) Prior to termination of this Agreement, PAA GP shall use all reasonable efforts to facilitate the appointment and commencement of duties of any Person to be appointed by VEC to provide administrative services to VEC following the effective date of termination of this Agreement (the “Successor Service Provider”) so as not to disrupt the normal administration of VEC’s business and affairs and shall provide the Successor Service Provider and its representatives full access to all relevant data and records relating thereto and accede to all reasonable requests made by such persons in connection with preparing for taking over the administrative services for VEC.

(b) Promptly after termination of this Agreement, PAA GP shall deliver to (and shall, with effect from such termination, hold for and to the order of) VEC or (if so required by VEC by written notice) to the Successor Service Provider all property in its possession or under its control owned by VEC or leased or licensed to VEC.

(c) PAA GP will, upon termination of this Agreement, cooperate with VEC and any Successor Service Provider and comply with all reasonable requests thereof, including the execution of documents and other actions; provided, however, that VEC shall bear any reasonable costs incurred by PAA GP relating thereto.

18.          Confidentiality Provisions; Return Of Information

For purposes of this Agreement, “Confidential Information” means all information about the PAA GP Parties or the VEC Parties, as applicable.  Confidential Information shall exclude information relating to the VEC Parties that (a) is in the possession of PAA GP (and not otherwise subject to a confidentiality obligation to any VEC Party) prior to receipt from VEC or its representatives or in connection with the performance by PAA GP of the Services, (b) is or becomes available in the public domain, other than as a result of an unauthorized disclosure by PAA GP or any of its representatives, or (c) is not acquired (i) from VEC or any other person known by PAA GP to be subject to a confidentiality obligation to VEC or (ii) otherwise in connection with the performance by PAA GP of the Services.  Confidential Information shall exclude information relating to the PAA GP Parties that (a) is in the possession of VEC (and not otherwise subject to a confidentiality obligation to any PAA GP Party) prior to receipt from PAA GP or its representatives, (b) is or becomes available in the public domain, other than as a result of an unauthorized disclosure by VEC or any of its representatives, or (c) is not acquired from PAA GP or any other person known by VEC to be subject to a confidentiality obligation to any PAA GP Party.

PAA GP shall and shall cause its controlled Affiliates to refrain from using or disclosing to any other person any Confidential Information concerning the VEC Parties except disclosure to (a) such officers, directors, employees, agents and advisors of PAA GP who need to know the same in order to perform the Services contemplated hereby, who are advised of the confidentiality provisions of this Agreement, and who agree to be bound by such provisions or are otherwise bound by similar obligations of confidentiality to PAA and (b) third parties to

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whom the same is communicated in connection with the performance of the Services.  VEC shall and shall cause the VEC Parties to refrain from using or disclosing to any other person any Confidential Information concerning the PAA GP Parties.  Disclosure of Confidential Information will not be deemed to be a breach of this Section if such disclosure is made with the consent of VEC in the case of Confidential Information relating to the VEC Parties or PAA GP in the case of Confidential Information relating to the PAA GP Parties.  In addition, disclosure of Confidential Information will not be deemed to be a breach of this Section if such disclosure is made pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee; provided that, upon receipt by PAA GP or VEC of any subpoena or order covering Confidential Information, PAA GP or VEC, as applicable, promptly notifies the other party of such subpoena or order.

Upon written request, PAA GP and VEC, as applicable, shall return or destroy, as the other Party may direct, all Confidential Information relating to the other Party.  In the event that that the other Party requests that the Confidential Information relating to it be returned, PAA GP or VEC, as applicable, shall use its commercially reasonable efforts to return such Confidential Information in the same form (e.g., hard copy, electronic, etc.) as it was held by such Party.

19.          Representations and Warranties

(a) Each Party represents and warrants that the execution, delivery and performance of this Agreement have been duly authorized by all necessary limited liability company or corporate action of such Party.  This Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable in accordance with its terms.

(b) VEC represents to PAA GP that true, correct and complete copies, with all amendments, of VEC’s Certificate of Incorporation, VEC’s by-laws, the Stockholders’ Agreement, the Flores Consulting Agreement and the Raymond Employment Agreement are attached hereto as Exhibits A, B, C, D and E, respectively, and that there are no other documents defining governance provisions or rights of security holders of VEC or its subsidiaries.  Exhibit F accurately depicts the ownership structure of VEC and its Subsidiaries and sets forth all outstanding equity grants and incentives and anticipated vesting dates or vesting criteria.

(c) VEC represents to PAA GP that Exhibit G attached hereto accurately and completely sets forth all current officers (before giving effect to Section 5(a)), employees and members of the board of directors of VEC.

20.          Non-Solicitation

VEC agrees that it will not, and will cause its Affiliates not to, solicit or hire, directly or indirectly, in any manner whatsoever (except in response to a general solicitation or a non-directed executive search), one or more of the employees who at the time of solicitation or hire,

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or in the 90 day period prior thereto, are working full-time or part-time for any of the PAA GP Parties.  This Section 20 shall survive the termination of this Agreement for one year.

21.          Attorneys’ Fees and Expenses

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses, and necessary disbursements, in addition to any other relief to which such Party may be entitled.

22.          Notices

Any notices to be given hereunder by either Party to the other shall be in writing and deposited in the United States mail, delivered through a nationally recognized overnight delivery service, hand delivered, sent by confirmed facsimile transmission, or sent by email with actual receipt confirmed to the Parties as follows:

If to PAA GP:                                        Plains All American GP LLC

333 Clay Street, Suite 1600

Houston, TX 77002

Attention: Greg L. Armstrong

Facsimile:  (713) 646-4572

With a copy to:

Plains All American GP LLC

333 Clay Street, Suite 1600

Houston, TX 77002

Attention: Tim Moore

Facsimile:  (713) 646-4313

If to VEC:                                               Vulcan Energy Corporation

505 Fifth Avenue South

Suite 900

Seattle, Washington 98104

Attention:  David N. Capobianco

Facsimile: (206) 342-3000

With a copy to:

Vulcan Inc.

505 Fifth Avenue South

Suite 900

Seattle, Washington 98104

Attention:  General Counsel

Facsimile: (206) 342-3000

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23.                               Entire Agreement

This Agreement supersedes any and all other agreements, either oral or in writing, and contains all the covenants and agreements between the Parties pertaining to the subject matter hereof.  Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by either Party or anyone acting on behalf of any Party hereto, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing, and signed by the Parties. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to affect the rights and obligations of any person or Party (i) as they relate to service as an officer or director of any entity other than VEC or (ii) under any other agreement between or among VEC or any Affiliate and PAA GP or any Affiliate.

24.                               Partial Invalidity

If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

25.                               Governing Law; Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.  Each Party hereby irrevocably submits in any suit, action or proceeding arising out of or relating to this Agreement to the exclusive jurisdiction and venue of the United States District Court for the Southern District of Texas or any court of the State of Texas located in Harris County and irrevocably waives any and all objections to jurisdiction and review or venue that such Party may have under the laws of Texas or the United States.

26.                               Assignment

This Agreement may not be assigned by either Party without the prior written consent of the other Party.

27.                               Multiple Counterparts

Multiple copies of this Agreement may be executed by the Parties hereto.  Each such copy shall have the full force and effect of an original.

28.                               Interpretation; Definitions

(a) When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this

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Agreement they shall be deemed to be followed by the words “without limitation”.  The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 14, 2005.  The phrase “VEC or any of its subsidiaries” or similar words shall be deemed not to include PAA GP, Plains AAP, L.P., the Partnership or any of its subsidiaries.

(b) The following terms have the following definitions:

1.             “Affiliate” means, with respect to any Person, any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person.  For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this Agreement, none of PAA GP, Plains AAP, L.P., the Partnership or any of its subsidiaries shall be deemed to be an Affiliate of VEC or any of its Affiliates.

2.             “Flores Consulting Agreement” shall mean the Consulting Agreement dated as of July 23, 2004 between VEC and James Flores, as amended from time to time.

3.             “Governmental Authority” means any federal, state, local or foreign court, arbitral, legislative, executive or regulatory authority or agency.

4.             “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

5.             “Lien” means any mortgage, pledge, deed of trust, hypothecation, security interest, voting trust agreement, right of first offer, negotiation or refusal, proxy, lien, charge or other similar encumbrances.

6.             “PAA GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Plains All American GP LLC, dated as of June 8, 2001, as amended.

7.             “Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., dated as of June 27, 2001, as amended.

8.             “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Authority.

9.             “Raymond Employment Agreement” shall mean the Amended and Restated Employment Agreement, dated as of April 22, 2005, between VEC and John T. Raymond, as amended from time to time.

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10.           “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of July 23, 2004, by and among VEC, Paul G. Allen, James C. Flores and John T. Raymond, as amended from time to time, provided that VEC has provided PAA GP with notice and a copy of any such amendment.

11.           “Subcontractor” means any Person to whom PAA GP has subcontracted any part of the Services or with whom PAA GP has entered into any contract for the supply of services in connection with the Services.

12.           “Tax” means (i) any federal, state, local, foreign or other tax, import, duty or other governmental charge or assessment or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax; (ii) any liability for the payment of any amounts described in clauses (i), (ii) or (iii) as a result of being a member of an Affiliated, consolidated, combined, unitary or similar group or as a result of transferor, successor or similar liability; and (iii) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

ADMINISTRATIVE SERVICES AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers effective as of the Effective Date.

PLAINS ALL AMERICAN GP LLC

By:	/s/ Greg L. Armstrong
Name:	Greg L. Armstrong
Title:	Chairman and CEO

VULCAN ENERGY CORPORATION

By:	/s/ David N. Capobianco
Name:	David N. Capobianco
Title:	Chairman

ADMINISTRATIVE SERVICES AGREEMENT